Exhibit 99.1

TRANSCRIPT OF WEBCAST HELD ON MAY 18, 2005

PRESENTATION

Operator: Good morning, ladies and gentlemen, and welcome to the Catalina Marketing Corporation conference call to review the results of the fourth quarter of fiscal 2005. At this time, all lines are in a listen-only mode. Later, we will conduct our question-and-answer session, and instructions will follow at that time. Should anyone require operator assistance during this conference, please press the star and zero keys on your touch-tone telephone. As a reminder, ladies and gentlemen, this conference is being recorded today, May 18, 2005. Please refer to the Safe Harbor language included in the earnings documents released this morning. This call will be governed by the language stated thereon. Now, I’d like to turn the call over to Mr. Dick Buell, Chief Executive Officer of Catalina Marketing Corporation. Mr. Buell, please go ahead.

Dick Buell: Thank you, Steven. Good morning, and thank you for joining us for our discussion on Catalina Marketing’s fourth quarter and our 2005 end of year communication. I’m Dick Buell, CEO of Catalina, and I’m joined today by Bob Woltil, Catalina’s interim Chief Financial Officer, Rick Frier, Catalina’s Executive Vice President of Finance, and Joanne Freiberger, Vice President of Finance. I’m happy to introduce Rick to all of you. He recently joined our organization, and we are pleased to have him on board. Also joining us today are Jay Parsons, Executive Vice President of Catalina Marketing Services, and Craig Scott, our President of Catalina Health Resource. In today’s conference call, we will discuss the Company’s achievements in ‘05 and share developing opportunities for our future. We will begin with Rick reviewing the fourth quarter and full-year financial results. Rick?

Rick Frier: Thank you, Dick. Before I begin my review of the quarter and year-to-date results, I’d like to remind everyone that, in addition to the press release distributed earlier this morning, the Company plans to file Form 10-K for the year ended March 31, 2005 with the Securities and Exchange Commission on or before June 14, 2005. I encourage all of you to read that document when it is filed. Also, in addition to the results as measured by generally accepted accounting principles, or GAAP, I will also provide you with pro forma non-GAAP results. The pro forma non-GAAP financial information excludes the effect of a one-time deferral of revenues in CHR resulting from the prior year’s revenue recognition adjustments reflected in fiscal year 2004. The amount of that one-time deferral was $2.1 million in Q4 of fiscal ‘04 and $11.6 million for the full year.

I will begin my review of the quarter and year-to-date results by looking at revenues. For the fourth quarter of fiscal year 2005, consolidated revenues were $112 million, compared to Q4 fiscal year 2004 revenues of $119.6, a decrease of 6.3%. On a pro forma non-GAAP basis, revenues decreased 4.6% compared to fiscal year 2004 Q4 consolidated revenues of $117.4 million. For the fiscal year ended March 31, 2005, consolidated revenues were $410.1 million, a slight increase over revenues of $408.6 million for the comparable period last year. On a pro forma non-GAAP basis, revenues increased 3.3% compared with fiscal 2004 consolidated revenues of $397.1 million.

Now for review of the revenues by operating unit. Catalina Marketing Services, or CMS, reported fourth quarter revenues of $74.6 million, a 9.1% decline from $82.1 million during the comparable period last year. The decrease was in part due to a decline in retail services revenues of $4.2 million as a result of the sale of the loyalty card business on March 31, 2004 and a net $4.1 million decrease due to the pullback of a large manufacturer client. Without those two decreases, revenues increased by 1%. For the fiscal year ended March 31, 2005, CMS revenues were $269.6 million compared to revenues of $282.1 million last year. The decrease was in part due to a decline in the retail service revenues of $9.6 million as a result of the sale of the loyalty card business on March 31, 2004 and a net $20.4 million decrease due to the pullback of a large manufacturer client. Without these two decreases, revenues increased by 6.1%.

Moving to Health Resource, or CHR, CHR revenues for Q4 of fiscal year 2005 were $19.3 million, compared to $22.5 million in Q4 of fiscal year 2004. On a pro forma non-GAAP basis, CHR fourth quarter revenues decreased $1.1 million to $19.3 million, or 5.2% year over year, primarily due to an unfavorable shift in program mix. For the year ended March 31, 2005, CHR revenues were $76.2 million, compared to $77.8 million for fiscal 2004. On a pro forma non-GAAP basis for fiscal year ended March 31, 2005, revenues at CHR increased to $76.2 million from $66.2 in fiscal 2004, an increase of 15%.

Catalina Marketing International, or CMI, revenues for Q4 of fiscal year 2005 were $18 million, an increase of 17% over fiscal 2004 revenues of $15.4 million. The increase is mainly due to an increase in the volume of promotions delivered and favorable foreign exchange rates. Excluding the impact of foreign exchange, CMI revenues increased 8%. For fiscal year ended March 31, 2005, CMI revenues were $64.1 million, compared to revenues of $49.6 million in the prior year. On a constant dollar basis, the fiscal year revenue increase was approximately 18.8% compared with prior year.

Now, turning to costs and expenses. For the fourth quarter of fiscal year 2005, consolidated direct operating expenses were $37.4 million, a decline of 7.9%, compared to fourth quarter fiscal year 2004 of $40.7 million. As a percentage of revenues, direct operating expenses declined to 33.4% in Q4 of fiscal year 2005, compared to 34% in the same period of fiscal year 2004. This improvement was primarily due to lower third-party costs due to the divestiture of the loyalty card business, partially offset by an increase in sales commissions, retailer fees and printer paper costs. The increase in retailer fees in CMS was a result of fiscal 2005 contract negotiations, most of which were executed in the second half of the year, and higher printer paper costs resulting from an increase in the average coupon length.

Fiscal year 2005 fourth quarter consolidated selling, general and administrative expenses, SG&A, were $40.7 million, an increase of 25.6% compared to fourth quarter fiscal year 2004 SG&A expenses of $32.4 million. As a percentage of revenues, SG&A expenses in Q4 fiscal year 2005 increased to 36.3% of revenues from 27.1% of revenues in the prior year. On a pro forma non-GAAP basis, SG&A expense as a percent of revenues increased to 36.3% in Q4 of fiscal 2005 from 27.6% in Q4 of fiscal 2004.

The largest dollar increases were driven by $3 million of incentive compensation expense, $2.4 million of new business development initiatives, and $2.3 million related to the implementation of Sarbanes-Oxley. These increases were partially offset by lower sales force expense at CMS and CHR, and lower facility expenses in international. The Company invested $2.4 million in new business development initiatives in the quarter and will continue to invest in projects that will impact the P&L. Such impacts will vary from quarter to quarter. Fourth quarter consolidated depreciation/amortization expense was $10.1 million, a 14.1% decrease from the fourth quarter of 2004 expense of $11.7 million.

Turning to interest expense and taxes, consolidated interest expense decreased to $367,000 in the fourth quarter of fiscal year 2005 from $646,000 the same period last year, primarily due to lower interest rates and bank fees. The consolidated provision for income taxes of $41.7 million for fiscal 2005 decreased to 37.8% of pre-tax income from continuing operations, compared to $37.2, or 38.1% of pre-tax income from continuing operations last year. The effective tax rate for fiscal year 2005 was slightly lower than fiscal 2004, primarily due to more income from lower taxed foreign locations in the current year.

Moving to income from continuing operations, for the three months ended March 31, 2005, consolidated net income from continuing operations was $16 million, or $0. 30 per diluted share, compared to net income from continuing operations of $23.7 million, or $0.44 per diluted share for the comparable prior year period. The majority of the $0.14 difference is a result of the increase in SG&A, negative $0.10, with the reduction in gross profit dollars from lower revenues, accounting for negative $0.05. As percentage of revenues, consolidated net income from continuing operations was 14.3% in Q4 of fiscal 2005, compared with 19.9% in the comparable prior year period. Pro forma non-GAAP net income from continuing operations for the fourth quarter of fiscal 2004 was $22.4 million, or 19.1% of revenues. Fourth quarter pro forma non-GAAP earnings from continuing operations were $0.43 per diluted share in fiscal 2004.

On a fiscal year basis, net income from continuing operations was $68.6 million, or 16.7% of revenues in fiscal 2005 compared to $60.4 million, or 14.8% of revenues in fiscal 2004. For the year, earnings from continuing operations increased to $1.31 from $1.15 per diluted share in fiscal 2005 and 2004, respectively. For the year ended March 31, 2004, pro forma non-GAAP net income from continuing operations was $53.5 million, or $1.02 per share.

Looking at discontinued operations, for the three months ended March 31, 2005, discontinued operations included a loss of $700,000, or $0.01 per diluted share, due principally to losses from the disposal of non-core businesses, compared with a loss of $32.5 million, or $0.61 per diluted share, in Q4 of fiscal 2004, primarily due to goodwill impairment charges recognized. For the year, discontinued operations resulted in a loss of $3.1 million, or $0.06 per diluted share due principally to losses from operations of non-core businesses, compared with a loss of $79.7 million, or $1.52 per diluted share, for fiscal year 2004, primarily due to goodwill impairment charges recognized.

Turning to cash flow and liquidity, the cash balance at March 31, 2005 was $116.2 million, compared to $72.7 million at March 31, 2004. During the three months ended March 31, 2005, the Company generated operating cash flow of $46.2 million, compared to operating cash flow in fiscal 2004 of $51.8 million. For the year ended March 31, 2005, operating cash flow was $118 million versus $138.1 million last year. The decrease in operating cash flow is primarily a result of changes in working capital. Capital expenditures during the quarter were $9.6 million, compared to $4.8 million for the fourth quarter of the prior year. For the year, capital spending was $22.5 million for fiscal 2005 as compared to $26.4 million for fiscal 2004. The Company believes CapEx for fiscal year ‘06 should be between $40 and $50 million. This amount will be dependent upon the timing of certain initiatives and could possibly go higher.

With regard to debt and capital requirements, as of March 31, 2005, $64.6 million of debt was outstanding. The company remains in compliance with all financial covenants related to its $125 million credit facility. During the three months and full year ended March 31, 2005, the company repurchased 1,652,100 shares of its common stock for a total of $44.2 million, a record repurchase amount for a single quarter for the Company. The remaining balance under the share repurchase authorization is $55.8 million.

I know this is a lot of information to absorb in this format, and again, I encourage all of to you read the 10-K, which is scheduled to be filed on or before June 14. With that, I’d like to turn the call back over to Dick Buell.

Dick Buell: Thank you, Rick. I would now like to share some additional perspective on the quarter and the year. By virtually all measures, our fiscal year ‘05 has been a very successful year for Catalina Marketing Corporation. Over the last 12 months, significant changes have unfolded. The Company’s financial, strategic and organizational progress has been significant. During this year, Catalina returned to its key core skills and strengths. We divested four non-strategic business units. We have opened opportunities within existing channels. We have created new products. We have taken steps to move into new channels, as well as new geographies, and we have strengthened the management team.

All of this was accomplished in conjunction with delivering record profits. Catalina achieved consolidated sales and profit growth despite the $30 million revenue challenge faced by Catalina Marketing Services due to the reduction of spending by a large manufacturer client a year ago and the sale of the loyalty card business. The improvement in earnings per share from continuing operations on a pro forma basis grew from $1.02 per diluted share in ‘04 to $1.31 for ‘05. These results truly reflect the level of achievement that the entire team has made in this pivotal year.

I want to recognize and thank our 1,100 worldwide Catalina employees for this remarkable accomplishment. And this year, our team has developed successful new products like Catalina Category Merchandising, or CCM as we call it, new advertising applications, and exciting new data mining solutions for our clients. We have hired and promoted key players to build the organization’s leadership capabilities and complement existing skill sets on the executive team. Key members have been added to our management team this past quarter. Rick Frier, who reported earlier in the call, joined Catalina as Executive Vice President of finance and will assume the Chief Financial Officer title once the annual report is filed. Ed Kuehnle came on board in January as President, Catalina Marketing Services. Rick and Ed have brought important skills and complementary strengths to our executive leadership team.

As referenced in the last call, we have already taken a committed first step in investing in our future. The P&L impact of these investments in Q4 was approximately $2.5 million. Our new business development team was formulated, bringing some of our brightest, experienced employees together with new talent to focus on growing the top line of Catalina Marketing. CCM and the recently announced Walgreen’s rollout are examples of these efforts, and I’m going to share additional progress today. All three of Catalina’s divisions increased profits compared with prior year, and all three have exciting growth prospects for the future.

Let’s discuss some of those key achievements of the past year, starting with Catalina Marketing Services. This business unit finished ‘05 with a total sales of approximately $270 million, or $12.5 million from the prior year. As referenced earlier, this result was accomplished in the face of a $30 million net decrease in revenues attributed to the reduced activity by a large manufacturer client of approximately $20 million and an additional $10 million decrease as a result of the March 2004 disposition of the loyalty card business. Despite these challenges, CMS improved operating profits by almost 2%. Catalina Marketing Services had a solid year with successful renewals on both key manufacturer and retailer relationships. The team also launched four exciting new products: CCM, advertising, data mining and check-out pricing.

Success with the CCM product and program continues to be remarkable. CCM drives volume for manufacturers, increases loyalty to retailers and provides high value to the consumer. The CCM product has continued to pick up momentum from both the retailer and manufacturer teams, with 63 contracts received and 53 executed to date. This is a great new product. In the first year of market introduction, Catalina has recognized over $9 million in new revenues from this product alone, and the future is even brighter.

Independently, a leading research firm, Cannondale Associates, has validated CCM’s effectiveness in significantly increasing return trips and revenues for retailers. According to Cannondale’s findings, results measured during an eight-week period on a consumer participating in this CCM event produced the following remarkable achievements. First, retailers who utilize CCM saw an average 3% increase in the order size of that consumer. Retailers enjoyed a 7.1% increase in return trips with that consumer. And overall, retailers experienced a 10.6% increase in dollars spent per visit with those consumers participating in the CCM event. Catalina’s participating CCM retailers are endorsing the program with great enthusiasm to their manufacturer partners. These are tangible and documented share growth results coming in several highly competitive categories. This is a big win for the Catalina manufacturer and retail clients.

Catalina Marketing Services significantly strengthened its distribution network with the successful renewal of several retail contracts in fiscal ‘05. Every one of the 11 retail chains renewed multi-year contracts, representing nearly a third of our store base. This demonstrates retailers’ continued confidence in partnership with Catalina and the value Catalina’s network brings to them and their valued customers. Our Catalina sales team recently signed a new multi-year agreement with Walgreen’s to install and operate the Catalina Marketing Network at all checkout counters in the chain’s 4,700-plus U.S. stores. The network will deliver relevant manufacturer communications to Walgreen’s customers at checkout. The agreement will considerably extend the consumer reach opportunities across Catalina Marketing’s syndicated network. Capital expenditures required to fund this project are estimated to be approximately $20 million, with installation scheduled to be complete by the end of the current fiscal year.

Walgreen’s and Catalina are truly partners in the operations, support, marketing and merchandising efforts to drive the product sales and consumer satisfaction in this important consumer packaged goods channel. Impressively, with Walgreen’s support, preview meetings have been held with nearly 50 manufacturer clients to educate them about the Walgreen’s program. With the Walgreen’s installation, Catalina’s new and existing manufacturer clients will be able to significantly increase their ability to efficiently communicate with targeted consumers purchasing products in such categories as health and beauty care, personal care and over-the-counter medicines. The manufacturer response to this opportunity was immediate, enthusiastic and remarkable. As a result, channel expansion efforts in this segment of new business development are being accelerated. Catalina is very pleased with this new adjacent channel opportunity.

Over the past couple of years, Catalina has made tremendous strides in cooperation with our manufacturer sponsors in validating the measurable benefit of our efficient and effective communication network’s ability to drive equity-building campaigns. As we observe the continued fragmentation of the media market, we are increasingly aware of our unique ability to reach an enormous consumer base in an uncluttered communication environment where that same consumer is receptive to receiving relevant brand and products messages. As a result of this learning, Catalina is making a commitment to utilize the best technology available to enhance that point of consumer interface and interaction, including enhanced print quality with full graphic and color capabilities. This technology is part of the plan to spur growth, which will utilize increased capital expenditures in the next fiscal year to drive this development effort. This is an exciting evolutionary step in the Catalina business development continuum.

Looking at Catalina Health Resource, this unit created and enjoyed a record-setting year, the best in its 11-year history with $76 million, or 15% growth, in revenues on a pro forma basis. Operating income grew from $700,000 pro forma in ‘04 to $15.7 million in fiscal ‘05, a $16.4 million improvement in profit in one year; truly an outstanding accomplishment by this team. Catalina Health Resource’s fundamental success this year is attributed to increased pharmaceutical account penetration, ongoing diligent cost control and new product innovation, which will also support long-term growth. Attractive opportunities exist in Catalina Health Resource, and we expect sustained growth in this division. There’s opportunity for growth in the pharmacy and chain drug store space, with our current penetration at almost 34% of all prescriptions nationwide. Developing a balance of future retail contracts in concert with additional drug contracts and with diversifying communications to capture opportunities from government and other sources will ensure the steady development of revenues and extend patient reach for Catalina Health Resource into the future.

Turning our attention to our international company. Catalina Marketing International had a successful year, with revenues of $64 million, up 29% over prior year. While favorable currency played a big role, real and meaningful growth was achieved. Catalina Marketing International revenue growth in local, or constant, dollars was approximately 19% for the year. Catalina Marketing International’s successful rollout with one of the UK leading retailers is now complete. Positive results with German pilots have set the stage for near-term national expansion and rollouts. Our international team is making new and meaningful progress through recent network expansion with the installation of the Catalina Marketing Network in Carrefour hypermarkets in France. As many of you know, Carrefour is the world’s second-largest retailer. And with the addition of Carrefour in France, Catalina has advanced our targeted marketing concept to a new level. This is an important strategic step forward for Catalina. In addition, Catalina has additional contract commitments to support three other retailers in Belgium and the Netherlands, two new countries for Catalina international. Our international company will now operate in seven countries in Europe and Asia, and we won’t stop there.

In our third quarter call, I shared that a challenging legislative environment in France was a cause for management attention. Catalina has continued to monitor and manage this situation closely. While concerns remain with the challenges posed by the French government pricing initiative, our French unit has created strong revenue growth during the fourth quarter of ‘05.

In the United Kingdom, local currency revenues more than doubled compared to the prior year, due to the full rollout of the Catalina network to a top five grocery chain. In Italy, business growth continues, with fiscal ‘05 revenues up 44% in local currency over the prior year. This success has been driven by retail print increases with the addition of new stores to the network. Italy will be focusing intensely on developing additional manufacturer accounts in the upcoming year. This will be a year of progress in Italy. Germany successfully completed three retail pilot tests and is now poised for the fiscal ‘06 rollout of two major supermarket chains in that country. The German team is actively engaged in supporting manufacturer recruitment. The German future is bright.

Finally, Japan continues to capitalize on manufacturer sales opportunities on its top line, with revenues up 57% on a local currency basis. The increase in revenues, combined with its business restructuring, helped Catalina Marketing Japan approach EBIT break-even. Catalina Japan made tremendous progress with manufacturer expansion in ‘05, and the team will continue its focus on building successful retailer and consumer packaged goods manufacturer partnerships in the coming year. Japan is progressing well.

Looking forward, Catalina’s international expansion strategy is to follow its retailer partners into new geographies in surrounding European countries. Major accomplishments have been made toward agreements with new partners in France, Belgium and the Netherlands for loyalty and behavior-based marketing programs. The European expansion is underway.

In new business development, other key target channel expansion efforts are proceeding on schedule. During the last three months, meetings were conducted with key customers from every targeted expansion channel, including super centers, mass, drug, club, convenience and dollar stores.

The fiscal year 2005 execution of efficiently investing cash was on target with our stated priorities: first, a record quarterly share repurchase in the fourth quarter of $44 million; second, a $15.7 million dividend paid to shareholders last October; third, investing in our business, what I refer to as spending on the income statement, with approximately $2.5 million spent on market research, product development, business plan development and retail value enhancement during the fourth quarter. And finally, given the focus on our core business and our commitment to those core businesses, acquisitions have been lower on the priority list for now. Going forward, acquisitions will be considered, using a disciplined approach that ensures that opportunities meet our strategic and financial objectives.

As the Catalina team wraps up a remarkably successful fiscal and strategic 2005, I would like to share that our intense and diligent activities relating to Sarbanes-Oxley compliance have progressed well. While we still have work to complete prior to our 10-K filing at this time our team is unaware of any issues which would prevent us from complying with our SOX requirements as of March 31, 2005. I want to acknowledge our cross-functional SOX team, the PricewaterhouseCoopers professional support, and the Protiviti Consulting assistance, all who have collectively helped Catalina assess, refine, confirm and ensure all of our financial and business control processes are in place to accurately report financial results. We are exceptionally pleased with both the efforts of our people and the efforts they put forth and the results of that work. Our internal control environment is much improved as a result of this process. Catalina Marketing’s financial strategic and organizational achievements in ‘05 have created a solid foundation for the future innovation and growth we seek. These specific activities will lead Catalina Marketing Corporation to its ongoing three to five-year outlook of creating mid single-digit revenue growth and low double-digit profit growth. And we’re now available for questions, Steven.

QUESTION AND ANSWER SESSION

Operator: [OPERATOR INSTRUCTIONS] And our first question comes from Mark Bacurin of Robert W. Baird.

Mark Bacurin: Good morning. A couple questions, Dick. I know you guys obviously don’t want to give specific guidance but curious on the investment and business development. You said $2.5 million in the current quarter and that will sounds like ebb and flow, depending on what’s going on. Is $2.5 a good kind of ramped-up run rate or is that a number that you expect to move north from here as you execute on some of these additional opportunities?

Dick Buell: Okay, Mark, to be real honest, we wanted to share what that spending was so that you could start to get a feel, in the absence of giving specific guidance. And what I would tell you is that was a very aggressive quarter because we wanted to get out of the gate and put things in place that was truly going to contribute to meaningful growth. So in short, that is a very strong spending for an average quarter, and you are correct. We do have it set up where there will be an ebb and flow on the spending, quarter by quarter, but that is an aggressive number in our first quarter of, really, breaking out the investment.

Mark Bacurin: So, as we look at the SG&A line and $40.5 million or so of expense, sounds like $2.3 of Sarbanes-Oxley obviously won’t reoccur. and then you had $3 million of incentive comp, which I guess was just the end-of-year accrual that we wouldn’t see again in Q1. And then $2.4 million, you said was high. So I’m actually see that ratchet down. I guess I’m just trying to figure out, as we enter the first quarter of fiscal ‘06, what sort of SG&A levels we might be looking at on a run rate basis.

Dick Buell: Your summary was appropriate.

Mark Bacurin: Okay, good. And then you mentioned that the Health Resource softness was a function of shift in mix or program mix shift. Could you give us a little bit more color on that and why that was causing actual year-over-year decline in that revenue?

Dick Buell: Yes, I sure can. I’m going to let Craig Scott, our President of CHR, answer that, Mark.

Craig Scott: Yes, Mark, I think there’s a couple of factors influencing the fourth quarter year-to-year results. Mix refers to the different kinds of program sponsors we might have sponsored at different kinds of pricing for programs. Beyond that, this was a quarter where we did have significant volume flowing through CVS last year and not this year. Probably most importantly, a couple major contracts that have been booked started later than scheduled. Everything is on track to get them going, but they didn’t start exactly when anticipated. So it’s a timing start of programs that are coming.

Mark Bacurin: Great. And then just finally, you mentioned, Dick, it sounded like you said that all of the retail contracts came up for renewal this year. I think you said 11 in total were done. Are there any existing major retailers that have contract renewals in the current calendar year that are ongoing, and could you give us some sense of what sort of margin impact the renewal of those will have on the gross margin line?

Dick Buell: I’ll answer that. You know, as we’ve stated before, most of our contracts are in the term of 3 to 5 years. So, you know, we’re always someplace between 33 and 20% of our total contracts, not necessarily stores, but contracts are under negotiation each year. And we did reflect that all 11 that came up in ‘05 were successfully signed. We do have, as we sit here today, ongoing contract negotiations and those will obviously continue really into the first calendar quarter of next year. So there’s not a specific answer to that, Mark. It’s just on average, what comes up is someplace around 30%.

What we do have, and I’m going to ask Jay Parsons to contribute here as well, because there’s been communications about the fees and how we have responded to our partnership with the retailers. And we’ve said that in selected cases where volume warranted it, we had created a pay-for-performance concept where, if we got more communications through the Catalina system, that in fact at certain performance levels that would be in effect, a sharing of those gains as we became — had higher print rates and became more important to the manufacturer and to the consumer. So that basic structure has created, hopefully, some incentives and opportunities for everybody to work closer together in a partnership to print more Catalina Communications through the retailer on behalf of the manufacturer.

To that point, we don’t see this as a wholesale change, and I would share with you that when we’ve looked at the direct operating expenses in Catalina Marketing Services, that I think we could say with reasonable conservatism at this point in time that our overall fees might be up approximately inside of 2.5 percentage point as a result of our aggressive pursuit of additional prints. Now, just like last year at $269-$270 for our total revenue in Catalina Marketing Services, our objective is to drive that business up again. And we need to be moving the top line, as we all know, in Catalina Marketing Services. So we’re working with new products.

We’re working with our existing manufacturer partners and our retail partners to create that growth. So this idea of driving performance and sharing the gain of some of that improvement with the retailers is in our best interest. And again, based on what we see and how we look at the numbers, our fees are in the direct operating expenses of our company. And I will share that we believe to say that that could go up 2.5 percentage points inside of that, is a reasonable statement that should help you gain an understanding to what we’re talking about.

Mark Bacurin: Great. That’s helpful. And then just one finally maybe before my voice goes out here, you have a lot of investments it sounds like you’re making in the growth of the business. And I’m just curious, without giving specific guidance, are you willing to invest in the P&L so much that you might actually see a flattish type year? I mean, would you be willing to invest that aggressively, with the expectation obviously that those would yield benefits in fiscal ‘07 and beyond? Or is the expectation that you might actually still see some year-over-year earnings growth in fiscal ‘06 as well?

Dick Buell: I guess, without getting specific guidance, we can put the answer, the best stated answer and I’ll be very clear with it, is our overall objective is to keep our eye focused on a sustainable three-year to five-year growth that yields sales growth in the mid single-digits and profit in the lower end double-digits.

Mark Bacurin: Okay. Thank you.

Operator: Our next question comes from Alexia Quadrani of Bear Stearns.

Alexia Quadrani: Thank you. Just following up on your answer to the question about the retail being very helpful, could you give us an idea of what percentage of your stores actually have that pay for performance already up and running in the sense that the contracts have been signed and you’re already having that going forward? And also, how many, I guess a rough idea, of how many of your — of these stores are hitting those hurdles where they are getting the additional revenue?

Dick Buell: Yes, the first question, Alexia, is obviously we’re not going to comment on the number of specifics. If I tried to answer that question indirectly with telling you the amount that would totally, in an ongoing sense, impact direct operating. So, hopefully that’s giving you the information that you can think about, the margin and profitability, but it’s inappropriate for to us talk about the number or the specific contracts. But, hopefully I’ve given you enough that gives you a feel for where we’re going and what we’re trying to accomplish.

Is it working? Yes. We are clearly tracking the number of prints and the participation. And we have actually got a closer alignment with our people on these accounts where we’re working with them to see how they can not just move manufacturer products through the store with these communications, but it’s created a whole new opportunity about the retailer driving their business in marketing and merchandising, what they want to do strategically. And it’s been very successful coming out of the gate, and this from all aspects appears to be a very good business concept for everybody involved: the manufacturer getting the attention and support, the retailer utilizing the system, and on behalf of the Catalina shareholders the chance to feed the top line that will build profit.

Alexia Quadrani: And just that follow-up question then on the same topic, am I understanding you correctly as to that 2.5% increase that you alluded to for the retail cost, would that largely or completely come from this pay-for-performance mechanism or are you also seeing maybe a slight increase in retail fee across the board?

Dick Buell: Yes, let me make sure we got the words correct here. I don’t want to mislead you. Our fees, when we talk about direct operating costs, it’s not just retailer fees. We’re actually making the reference in what we call our direct operating expenses or direct operating costs. And we’re saying 2.5 percentage points. In other words, as we look against that performance today as a percent of sales of that expense item, we see that potentially going up 2.5. Now, the truth is, and this is what makes it awkward, but I will share. If you remember, we had the loyalty card business and it was actually utilizing a third party on the outside that has stayed in our comparisons, or in our direct operating expenses for this year, that won’t be there next year. So we will get a benefit in the lower direct operating expenses as a result of not having the comparisons to the years that we had the loyalty card business. And so you may not see the full 2.5 because there’s going to be some things, such as fees, that are going to be up 2.5 points, but other dynamics and direct operating expenses could affect that, you know, positive or negative.

Alexia Quadrani: Okay. And just a follow-up question on the contracts with the manufacturers, are any major contracts with manufacturers coming due or unsigned? And if you could comment a bit on how pricing is trending with your advertisers?

Jay Parsons: This is Jay Parsons. We don’t comment specifically on individual customer’s renewals and dates, but every year we have a certain percentage of the business that is up for annual renewal. This year, based upon some multi-year deals that we’ve arranged over the past, slightly lower than what we’ve had to deal in the past in terms of contracts to renew. And again, referencing some multi-year arrangements with customers that has already booked into a couple of years out. On a general pricing basis, as indicated by the fourth quarter, you see a slight decline. And that’s more related to mix versus the previous year. As we indicated a large customer, who was significantly invested in our checkout direct applications, is not in this year’s business as it was in the comparable year period. So it’s probably related to mix and using some slightly different applications.

Alexia Quadrani: Have we cycled through most of that pull-back then of that large customer?

Jay Parsons: Yes, we have cycled through most of it. There’s a small effect in Q1 of this year.

Alexia Quadrani: All right. Thank you very much.

Operator: And we have a question from Mr. Todd Van Fleet of First Analysis. Please proceed.

Todd Van Fleet: Hi, guys. Thanks. Good morning. I have a question for you on the revenue for CMS. You backed off loyalty and you backed off the impact of the one-time customer. I’m curious to learn about what happened, organically, with the residual that is kind of the core CMS business, i.e., Check-out Coupon and the like, versus retail services during the quarter?

Rick Frier: This is Rick. As we mentioned, percentage-wise it was a 1% increase in the quarter. It’s 6% for the year. Jay, maybe you can give some color on what we’re doing with that.

Todd Van Fleet: I guess I’m curious to learn if retail services was in a kind of decline year-over-year?

Jay Parsons: As you back out the loyalty card, retail services was not in decline year-over-year. And the mix was fairly steady throughout the course of the year for us.

Dick Buell: Todd, let me try to do it. I’m not looking exactly numbers, so you might want to call in later, get exact. But I believe we finished $12.5 million under prior year for the consolidated CMS for the year. And the gap was originally $30 million.

Todd Van Fleet: Okay. Yes, I might want clarification on that a bit later. I want to clarify, Dick, some of the statements that you made concerning the 2.5% increase in direct operating expenses. I just want to clarify that is on absolute dollar terms you expected 2.5% increase or is that 250 basis points essentially in margin on the gross margin line?

Dick Buell: The latter.

Todd Van Fleet: Okay. I guess the follow-up question related to that then — well actually a couple things. I was wondering if the investments that were made during the quarter, if there was any impact above the gross margin line? So you talk about some of the new business development issues. I think you talked about those occurring in SG&A but I was wondering if some of these investment initiatives related to printing technology and so forth, I mean should we see that above the gross margin line and what perhaps the impact was during the quarter?

Dick Buell: No. Not above the gross margin line.

Todd Van Fleet: Okay. So the fact that we saw print volume year-over-year stay essentially flat with a decline, I guess, looking at the pro forma revenue in CMS, we should infer that really, there are a couple of things working there. One is mix of revenue, as well as perhaps some of the increase in the retailer fee taking effect in Q4?

Dick Buell: That is exactly right, Todd. And, as you can imagine, as we roll those fees through, that’s why I try to give the 2.5 percentage point reference. You don’t see that in absolute terms yet, but over the long term that’s what it will be. And your assessment is accurate.

Todd Van Fleet: Thank you.

Operator: Thank you very much. [OPERATOR INSTRUCTIONS] The next question comes from the line of Mr. Mark — I’m sorry—Bacurin of Robert W. Baird. Please proceed.

Mark Bacurin: I just want to follow up. Dick, I think you alluded to, in the prepared remarks, about the possibility of going ahead and deploying the new upgraded color printers across the entire store base. I’m just curious, you know what the timing for that would be and whether or not, you know, if that is in fact a fiscal ‘06 event, whether or not that’s baked into the $40 to $50 million of CapEx you talked about?

Dick Buell: It will commence in fiscal ‘06, and it is part of the $40 to $50 million capital we outlined.

Mark Bacurin: Do you anticipate that $40 to $50 would incorporate the upgrade of the entire store base?

Dick Buell: No. The $40 to $50 will reflect the fiscal ‘06 activity behind color printers.

Mark Bacurin: Okay.

Dick Buell: But just let me not leave it incomplete. Given the magnitude of our network, just the physical conversion will take, as you can imagine, an extended period of time. And as of right now, we are still, you know, finalizing lots of steps, but there will be capital and there will be installations in fiscal ‘06. And obviously they will be on past that into — well into ‘07.

Mark Bacurin: Can you give us any sense of what the color printer upgrade component of that $40 to $50 is for ‘06?

Dick Buell: Not at this time because to be, again, very exact, it’s going to depend on when the first one goes in and how much we can accomplish by March 31st.

Mark Bacurin: Okay. And would you expect this to be a two to three-year project in terms of getting the entire base up and running?

Dick Buell: I believe that fiscal ‘06 and ‘07 will be, you know, our targeted schedule for now.

Mark Bacurin: Okay. And is there any sort of pricing premium or, you know what is the expected revenue left from these new printers in terms of your ability to price services at more of a premium?

Dick Buell: Well, I guess it’s, like, we constantly challenge ourselves and review what’s the consumer value proposition, what’s the retailer value proposition and what’s the manufacturer value proposition. And we are clearly reviewing and testing and working on that at the current time to ensure we’re making the right decisions to reflect the true value of a color communication in a targeted network.

Mark Bacurin: So, I mean, can you share with us sort of any internal ROI objectives related to that incremental CapEx?

Dick Buell: Not specifically to the ROI of this, but I can assure you that whether we’re doing channel expansion or additional hardware or new color printers, we clearly use a very structured, detailed financial model to ensure that we’re well above the cost of capital and creating or taking on projects that will enhance the value of the shares.

Mark Bacurin: Okay. Great. Then just, I appreciate the commentary earlier on the gross margin impact of the new retailer fees. Am I correct that retail fees, prior to these new agreements, were roughly— they were kind of a low double-digit percentage of revenue, kind of in that, you know, 12 to 15% range in terms of, you know, retail fees as a percentage of total revenue?

Dick Buell: No.

Mark Bacurin: Can you share with us what that number was?

Dick Buell: You’re high.

Mark Bacurin: So we’re talking high single digits then?

Dick Buell: No, I’m trying to answer your question. We’re not going to share that number, but I don’t want to leave the false high number out there. No that is not reflective of our business model.

Mark Bacurin: Okay, that’s fair enough. Thank you.

Operator: Thank you very much, sir. Ladies and gentlemen, your next question comes from the line of Mr. Chris Summers [ph] with Greenlight Capital. Please proceed.

[Chris Summers]: Hi, guys. Relating to your $40 to $50 million of capital expenditure, I guess $20 million of that is for Walgreen’s in fiscal ‘06. I wanted to know if you could talk about the allocation towards international and kind of what you would view as your ongoing amount of maintenance capital expenditures?

Rick Frier: This is Rick. As far as the maintenance capital expenditures, I think that would probably be about 25% or thereabouts of our CapEx mix. So we’ll be focusing definitely on the growth side of the business. As far as the international mix, I think it’s probably pretty consistent with where we are as a split on revenues today.

[Chris Summers]: Great. Then in terms of the 103 de-installed stores in the quarter, what was behind that?

Jay Parsons: That’s the normal course of stores looking at locations and deciding to exit markets or participate in markets. And it’s just how — we had a number of installations, number of de-installations on closed outlets.

[Chris Summers]: Got it, great. Thanks very much.

Operator: Thank you very much. Your next question comes from the line — thank you very much, ladies and gentlemen. The next question comes from the line of Mr. Todd Van Fleet of First Analysis. Please proceed.

Todd Van Fleet: On the CHR business, can you give us an idea of the magnitude of the impact that CVS had in the current quarter in terms of the year-over-year comparison dollar-wise, revenue-wise?

Craig Scott: Yes. The — correct me if I’m wrong, I believe the revenue number for the year-ago quarter was $2.4 million.

Todd Van Fleet: $2.4 million. Okay, thank you. Then on the international side, it sounds like the situation in France is kind of status quo, I guess, relative to last quarter. Any way to assess what the impact was of France in terms of holding back organic revenue growth for international in general in Q4 this year? So, you know, if France represents X percent of the total international business and it grew at Y percent organically for the Company last year, to help us gauge kind of what the drag is due to France?

Rick Frier: France is approximately 2/3 of our revenue in international. And I don’t think that’s going to shift too much. I think that’s still probably in the same ballpark.

Todd Van Fleet: Okay. Thank you.

Operator: Thank you very much, ladies and gentlemen. Your next question comes from the line of Mr. Paul Ginocchio with Deutsche Bank. Please proceed.

Paul Ginocchio: Hi there. Thank you. Just back to the de-installations, is there any of that Winn-Dixie or is that not taking effect? Any update on that? And second, the tax rate was a little bit low. What do we expect going forward? Thanks.

Jay Parsons: It did include de-installations of a number of Winn-Dixie stores. And tax rate —

Rick Frier: Tax rate is, we continue the same area around 38 to 39%.

Paul Ginocchio: And back to Winn-Dixie, do you think that — is there a lot more to go there, do you think, based on conversations with the company?

Jay Parsons: Yes, that would be tough for me to comment on. They’re going through their normal diligence on the business and looking at the markets where they want to participate, so it would be premature and inappropriate for me to estimate where they’d end up.

Paul Ginocchio: Okay. Then maybe a final follow-up. Excluding the new Walgreen’s contract, maybe you won’t — what do you think your store count would look like in ‘05 — ‘06?

Jay Parsons: It would be stable in terms of the supermarket pretty much corresponding with normal new stores and de-installations. And Walgreen’s representing, you know, a new channel for us, and a significant number of stores to install in the course of a fiscal year with close to 4,700 today, and maybe 5,000 by the end of the year.

Paul Ginocchio: Great. Thanks.

Operator: Thank you very much, sir. Ladies and gentlemen, our final question comes from the line of Mr. Todd Van Fleet of First analysis. Please proceed, sir.

Todd Van Fleet: Sorry, just one more follow-up. At what point during the fiscal year next year do you expect to see the revenue benefit of the new Walgreen’s arrangement?

Jay Parsons: It’ll definitely scale with the installations. And the installations will not be complete until our fourth quarter fiscal year, so the first quarter of the calendar year. We’ve got a schedule that looks to add about, as we start ramping up here in May, about 500 to 600 stores a month, as quickly as we can go. And so therefore, you will see the biggest revenue increase corresponding with new budget years for manufacturers in the full installation of Walgreen’s in the January, February, March time frame.

Todd Van Fleet: Thanks very much.

Operator: Thank you very much, sir. And again, ladies and gentlemen, we do apologize for any inconvenience that we may have experienced, and I would like to turn the call back over to our speakers for any closing remarks they may have.

Dick Buell: Yes, thank you. I, also, want to thank all of our callers for their patience because we had, I guess in the relay side of this thing, the operation broke down. But again, I appreciate your patience and continued interest.

As we close today’s discussion, we clearly have had objectives in the call to discuss Catalina’s fiscal ‘05 achievements as well as share some new ideas and some specific things that are going on, not just plans but real activities and results, that are going to affect our future. Some of the activities and accomplishments cut across what we’ve already achieved, some as a preview of the exciting opportunities that lie ahead. And we continue to be pleased with the overall financial performance, the streamlined strategic focus and the continuing development of our organizational team throughout now eight countries around the world, and our associates that contribute to that.

So with a good ‘05 accomplished, we now look forward to an exciting ‘06. And in fact, we hope that we’ll have an opportunity to meet with many of you in person. We’re holding an investor conference on the 25th and 26th of May in Tampa. And we’ll be sharing more information at that session and look forward to meeting you there. Rick Frier and Joanne Freiberger will be available throughout the day to answer any questions you have. And thank you for investing the time to join us this morning.

Operator: Ladies and gentlemen, that concludes this conference call. Thank you for your participation. You may now disconnect your lines. Thank you. We appreciate your patience, and have a nice day.

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Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes, rules, regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network, the success of new services and businesses and the pace of their implementation, the company’s ability to maintain favorable client relationships, the outcome and impact of an ongoing SEC investigation into certain of the company’s prior fiscal years, and the outcome and impact of the pending shareholder class action and derivative lawsuits.

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